Exhibit 10.1

**	Information marked as “redacted**” has been omitted pursuant to a request for confidential treatment and has been filed with the Securities and Exchange Commission.
CONFIDENTIAL SETTLEMENT AND LICENSE AGREEMENT
     This Settlement and License Agreement (“Agreement”) is entered into between Synergetics USA, Inc., and all of its Affiliates and successors-in-interest, on the one hand (“SYNERGETICS”) and Alcon, Inc., and all of its Affiliates and successors in-interest, on the other hand (“ALCON”) as of the day that both this Agreement and the Supply Agreement, in substantially the form appended hereto as Exhibit C, are fully executed (“Effective Date”). SYNERGETICS and ALCON are referred to herein individually as “Party” and collectively as “the Parties.” Entities other than the Parties are referred to herein as “Third Party” or “Third Parties.”
     WHEREAS, the Parties are presently engaged in litigation in Synergetics USA, Inc. v. Alcon Laboratories, Inc. and Alcon, Inc. No. 08-CV-3669 (DLC) pending in the United States District Court for the Southern District of New York (the “New York Litigation”); and in Alcon Research, Ltd. v. Synergetics USA, Inc. and Synergetics, Inc. No. 4:08-cv-00609-Y pending in the United States District Court for the Northern District of Texas (the “Fort Worth Litigation”), both cases sometimes referred to herein as “the Litigation”;
     WHEREAS, recognizing the expense, time, and uncertainty associated with continued litigation, the Parties have agreed to settle the Litigation, without any party admitting liability to any other party, on the terms and conditions set forth in this Agreement;
     WHEREAS, the Parties have agreed to effect such settlement by cross-licensing certain patent rights specified herein and entering a supply agreement on terms provided herein;

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     NOW, THEREFORE, in consideration of the recitals stated above, and the agreements and promises set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
     I. Definitions
     1.0. The following capitalized terms used in this Agreement shall have the meanings set forth below:
     1.1 “Affiliate” shall mean, as used in identifying the Parties above and when otherwise used in conjunction with the name of a Party to this Agreement, all parents, subsidiaries or other entities, now or hereafter, controlling, controlled by, or under common control with, the Party. For these purposes, “control” (and its correlative meaning, “controlling,” “controlled by,” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the entity in question (whether through majority ownership of voting securities or other ownership interests or by agreement, including without limitation partnership or management agreements).
     1.2 “ALCON Products” shall mean any vitreoretinal surgical products as made, used, sold, offered for sale, leased, licensed, imported, or otherwise disposed of by or on behalf of ALCON or any of its predecessors in interest anywhere in the world, provided such products were commercially available to end users in the United States on or before the Effective Date (including units of such equipment actually made, used, sold, offered for sale, leased, licensed, imported or otherwise disposed of after the Effective Date), whether under a trademark or service mark owned or licensed by ALCON or otherwise, including without limitation: surgical consoles, light sources (of any kind, whether

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integral or stand-alone), lasers (of any kind, whether integral or stand-alone), fiber optic illuminators (some of which are also known as light pipes), laser probes, cutting probes, and all surgical packs for use with ALCON’s surgical consoles (including without limitation all variations of AccuPaks, Total Plus Packs, PicPaks and Custom Packs).
     1.3 “SYNERGETICS Products” shall mean any vitreoretinal surgical equipment as made, used, sold, offered for sale, leased, licensed, imported, or otherwise disposed of by or on behalf of SYNERGETICS or any of its predecessors in interest anywhere in the world, provided such products were commercially available to end users in the United States on or before the Effective Date (including units of such equipment actually made, used, sold, offered for sale, leased, licensed, imported or otherwise disposed of after the Effective Date), whether under a trademark or service mark owned or licensed by SYNERGETICS or otherwise, including without limitation: stand-alone light sources, lasers, fiber optic illuminators (also known as light pipes), laser probes, and all surgical packs for use in vitreoretinal surgery (including without limitation all variations of I-Packs).
     1.4 “Commercially available to end users”, even though not capitalized, shall mean that a purchaser of vitreoretinal surgical products could have ordered and obtained delivery of a product and/or the feature in question in at least the United States of America and/or European countries. Products that are only available to end users in prototypes, for clinical testing or evaluation, or for product development purposes, and products that are available only under confidentiality agreements or pursuant to a consulting relationship between the end user and the supplier are not “commercially available to end users.”

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     1.5 “Licensed ALCON Patents” shall mean [redacted**], together with any United States or foreign patents or patent applications claiming priority in whole or in part to any of said patents or applications, including without limitation any reissues, renewals, extensions, divisions, continuations, continuations-in-part, or reexaminations thereof, regardless of whether or not any such reissues, renewals, extensions, divisions, continuations, continuations-in-part, or reexaminations have been issued or filed as of the Effective Date.
     1.6 “Licensed SYNERGETICS Patents” shall mean [redacted**], together with any United States or foreign patents or patent applications claiming priority in whole or in part to any of said patent applications and patents, including without limitation any reissues, renewals, extensions, divisions, continuations, continuations-in-part, or reexaminations thereof, regardless of whether or not any such reissues, renewals, extensions, divisions, continuations, continuations-in-part, or reexaminations have been issued or filed as of the Effective Date.
     1.7 “Supply Agreement” shall mean that certain agreement entered by and between the Parties contemporaneously herewith under which Synergetics shall supply certain products to Alcon, as further described in Section 4.2, and which shall be substantially in the form appended hereto in Exhibit C.
     1.8 “Valid Claim” shall mean any unexpired claim of an issued patent contained in the Licensed Patents of ALCON or SYNERGETICS that has not been held invalid or unenforceable by an unappealable or unappealed decision of a court of competent jurisdiction.

**	This information has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

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II. Release and Dismissal of the Litigation
     2.1. Dismissal. Within five (5) business days of SYNERGETICS’s receipt of the payment specified in paragraph 4.1 below, the Parties shall file, in the U.S. District Court for the Fort Worth Litigation and in the U.S. District Court for the New York Litigation, mutually agreed upon stipulations of dismissal with prejudice and without costs in substantially the forms attached hereto as Exhibits A and B. The Parties shall also take any such additional steps that may be necessary to secure such dismissals of the Litigation, each at its own expense.
     2.2 Mutual Release.
     a. Each Party (“Releasor” as used in this Section 2.2) on behalf of itself and each of its subsidiaries, and each of its successors and assigns, hereby forever releases, discharges and acquits the other Party, its successors and assigns, and each of its or their respective officers, directors, employees or agents (collectively, “Releasees” as used in this Section 2.2), from any and all rights, claims, obligations, liabilities, causes of action, costs, damages, losses, expenses, compensation, and demand of every kind or nature, whether known or unknown, that are based in whole or in part on any conduct occurring on or before the Effective Date, including without limitation:
          (i) claims that relate in any way to all claims that have been asserted or could have been asserted in any respect whatsoever in the Litigation;
          (ii) claims that would rely upon, cite, describe, or otherwise reference the conduct or actions of the Releasees, or any of them, that took place, or in the case of continuing conduct began, any time before the Effective Date;

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          (iii) claims for reimbursement of litigation expenses, costs or attorney’s fees for or relating in any way to the Litigation, including without limitation claims for duplicating expenses, database costs, and any other costs or discovery expenses;
          (iv) any subrogated or derivative claims relating to the Litigation;
          (v) any claims for indemnification relating to the Litigation; and
          (vi) any and all claims arising out of the Releasees’ relationships with any Releasor, including, but not limited to, any claims arising out of the Parties’ competitive relationship through the Effective Date.
     b. The provisions of this Paragraph may not be disclaimed, voided or otherwise circumvented in any manner including, but not limited to, by express allegation or averment in any pleading or document filed with a court in any action brought against the Releasees, or any of them, after the Effective Date, and any such attempt to disclaim, void or otherwise circumvent the provisions of this Paragraph by Releasor shall be deemed a material breach of this Settlement Agreement for which damages shall be recoverable by Releasees.
     c. Without limiting the foregoing, Releasors stipulate and agree that (i) no pre-settlement conduct or behavior of the Releasees, or any of them, may be used to support any claim or action by a Releasor against the Releasees, or any of them, after the Effective Date, (ii) no evidence of any such conduct or behavior shall be offered into evidence in any claim or action brought by a Releasor against the Releasees, or any of them, after the Effective Date, and (iii) any such evidence would be inadmissible if offered into evidence by the complaining Releasor in any such claim or action brought against the Releasees after the Effective Date.

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     2.3 Global Scope. The releases set forth in Section 2.2, above, are global in scope and shall be applied and enforced beyond the territorial boundaries of the United States to the Parties’ activities anywhere in the world.
     2.4 Express Reservation of Rights. Notwithstanding any of the other provisions of this Agreement, including the releases set forth in Section 2.2 above, each Party expressly reserves the right, in the event that such Party is accused of patent infringement in any future litigation, to challenge, on any basis, the validity, enforceability or claimed infringement of the patent or patents asserted against such Party, including without limitation the Licensed ALCON Patents, the Licensed SYNERGETICS Patents, and any patents the Parties own or control now or may own or control in the future.
     2.5 Confidential and Highly Confidential Discovery Material. The provisions of the applicable protective orders of confidentiality entered into in the Litigation shall survive this Agreement and Exhibits.
III. Covenants Not to Sue, Cross-Licenses and Enforcement
     3.1 ALCON’s Covenant Not to Sue. ALCON hereby covenants not to sue SYNERGETICS or SYNERGETICS’s customers, distributors, resellers, or the end users of any SYNERGETICS Products, other than its “Pinnacle 360°” product line, on any claim of patent infringement under any patents owned or otherwise enforceable by ALCON as of the Effective Date based upon the manufacture, use, sale, offer for sale, importation or other disposal of SYNERGETICS Products at any time after the Effective Date. Patent infringement issues, if any, concerning the “Pinnacle 360°” product line or products introduced in the United States or elsewhere after the

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Effective Date shall be addressed using the Future Dispute Resolution procedure set forth in Article VII below.
     3.2 SYNERGETICS’s Covenant Not to Sue. SYNERGETICS hereby covenants not to sue ALCON or ALCON’s customers, distributors, resellers, or the end users of any ALCON Products on any claim of patent infringement under any patents owned or otherwise enforceable by SYNERGETICS as of the Effective Date based upon the use, sale, offer for sale, importation, or other disposal of ALCON Products at any time after the Effective Date. Patent infringement issues, if any, concerning products introduced in the United States or elsewhere after the Effective Date shall be addressed using the Future Dispute Resolution procedure set forth in Article VII below.
     3.3 License to SYNERGETICS. ALCON hereby grants to SYNERGETICS a nonexclusive, fully paid up, global license, with no right to sublicense, under the Licensed ALCON Patents to make, have made, use, sell, offer for sale and import SYNERGETICS Products. For clarity, the foregoing license is strictly limited to SYNERGETICS and does not include a right for SYNERGETICS to manufacture SYNERGETICS Products for Third Parties or sell SYNERGETICS Products to Third Parties other than its distributors or end users of its products.
     3.4 License to ALCON. SYNERGETICS hereby grants to ALCON a semi-exclusive, fully paid up, global license, with no right to sublicense, under the Licensed SYNERGETICS Patents, to have made in accordance with the terms of the Supply Agreement, use, sell, offer for sale and import the products described in the Supply Agreement that require this license (the “Licensed Product(s)”). As used in this Section 3.4, the term “semi-exclusive” means that the Licensed SYNERGETICS Patents hereafter shall not be licensed to any Third Party for any purpose. (ALCON

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acknowledges the existence of a license to a portion of the Licensed SYNERGETICS Patents previously granted by Synergetics to [redacted**].) The semi-exclusive license granted to ALCON hereunder shall not, however, impair in any way the right of SYNERGETICS to make, use, sell, offer to sell or import under the Licensed SYNERGETICS Patents. Except as expressly provided in Section 3.3 hereof, SYNERGETICS shall have no right to make, use, sell, offer for sale or import any product incorporating ALCON proprietary technology [redacted**] for itself, [redacted**] or any other Third Party. For further clarity, the license granted under this Section 3.4 is strictly limited to ALCON and does not include a right for ALCON: i) to manufacture the Licensed Products for itself, except that ALCON shall have such right under certain circumstances as provided by Section 8.1 of the Supply Agreement; ii) to manufacture the Licensed Products for Third Parties; or (iii) to sell such Licensed Products to Third Parties, except that ALCON shall have the right to sell the Licensed Products to its distributors or customers including without limitation end users of its products, so long as such Licensed Products are labeled and branded as ALCON products.
     3.5 No Patent Assignment. Nothing in this Agreement is intended to nor shall it constitute an assignment of any ownership rights in the Licensed ALCON Patents to SYNERGETICS, or assignment of any ownership rights in the Licensed SYNERGETICS Patents to ALCON. ALCON shall not have any right to sue Third Parties for infringement of the Licensed SYNERGETICS Patents, except as provided below in Section 3.6, Enforcement; nor shall SYNERGETICS have any right to sue Third Parties for infringement of the Licensed ALCON Patents. The Parties understand and agree that they are not required to record the licenses granted under Sections 3.3 or 3.4 in any public or

**	This information has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

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governmental register in the United States or any foreign country, and shall not do so. The Parties similarly understand that they are under no obligation to mark any products licensed under this Agreement with the patent numbers of the licensing Party, except as required under the Supply Agreement.
     3.6 Enforcement. If at any time during the term hereof, ALCON learns of an unlicensed Third Party sale of a vitreoretinal product reasonably believed to be within the scope of any of the Licensed SYNERGETICS Patents, ALCON shall use reasonable efforts to promptly notify SYNERGETICS of such Third Party sale. If SYNERGETICS does not agree that such product falls within the scope of the Licensed SYNERGETICS Patents, the Parties agree to submit the matter to binding arbitration pursuant to procedures and an arbitrator to be agreed upon by the Parties, or in the absence of agreement, pursuant to an arbitrator appointed by, and the arbitration to be conducted in accordance with the Expedited Procedures of the Commercial Dispute Resolution Procedures of the American Arbitration Association in Houston, Texas, with the issue to be decided within thirty (30) days after submission of the issue. Within the later of one hundred twenty (120) days of receiving such notice from ALCON or an arbitration decision that the Third Party product does fall within the scope of the Licensed SYNERGETICS Patents, SYNERGETICS shall take action to stop the allegedly infringing Third Party sales. In the event that SYNERGETICS either fails to initiate litigation within the one hundred twenty (120) day period or fails to secure a court order or a binding agreement prohibiting the continued sale of the Third Party product within a reasonable time, such failure, if uncured, shall permit ALCON, after notice to SYNERGETICS, to initiate and control litigation to stop such Third Party sales, to which litigation SYNERGETICS agrees to be joined and shall reasonably

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cooperate at ALCON’s expense. ALCON shall be allowed to retain all monetary damages awarded from such litigation initiated by ALCON.
     IV. Consideration
     4.1 ALCON’s Payment. In consideration of the paid-up license granted to ALCON in Section 3.4 hereof, and adjusted for the value of the paid-up license granted to Synergetics in Section 3.3 hereof, ALCON shall pay SYNERGETICS thirty million dollars ($30,000,000.00) in United States currency within five (5) business days of the Effective Date. Such payment shall be made by wire transfer to the following account and in accordance with the following instructions:
[redacted**]
     4.2 Supply Agreement. The Parties agree to execute a supply agreement contemporaneous with the execution of this Agreement, substantially in the form appended hereto as Exhibit C (“Supply Agreement”).
     4.3 Other Consideration. ALCON and SYNERGETICS have granted the respective releases, covenants and rights specified herein in consideration for reciprocal grants from the other Party. The Parties acknowledge the sufficiency of the consideration exchanged under this Agreement and nothing shall void or otherwise affect the finality of the releases hereunder.

**	This information has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

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     V. Representations and Warranties
     5.1 SYNERGETICS Representations and Warranties. SYNERGETICS represents and warrants to ALCON only that (a) it has all requisite legal right, power and authority to execute, deliver and perform this Agreement and Exhibits; (b) it owns, or owns the exclusive right to assert, the Licensed SYNERGETICS Patents, and that no Third Party owns any right to recover for infringement of the Licensed SYNERGETICS Patents; (c) all named inventors of any of the Licensed SYNERGETICS Patents have retained no rights (including without limitation rights to sue and rights of reversion) in such patents that would permit them to make a claim against ALCON; and (d) it has not granted and will not grant any licenses or other rights, under the Licensed SYNERGETICS patents or otherwise, that would conflict with the licenses and rights granted to ALCON hereunder or prevent ALCON’s exercise of these licenses and rights.
     5.2 ALCON Representations and Warranties. ALCON represents and warrants to SYNERGETICS only that (a) it has all requisite legal right, power and authority to execute, deliver and perform this Agreement and Exhibits; (b) it owns, or owns the exclusive right to assert, the Licensed ALCON Patents, and that no Third Party owns any right to recover for infringement of the Licensed ALCON Patents; (c) all named inventors of any of the Licensed ALCON Patents have retained no rights (including without limitation rights to sue and rights of reversion) in such patents that would permit them to make a claim against SYNERGETICS; and (d) ALCON has not granted and will not grant any licenses or other rights, under the Licensed ALCON Patents or otherwise, that would conflict with the licenses and rights granted to SYNERGETICS hereunder or prevent SYNERGETICS’s exercise of these licenses and rights.

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     5.3 Indemnification for Breach of Representations and Warranties. In the event of a material breach of any of the representations and warranties under this Article V, the Party harmed by such breach (“Indemnitee”) shall be indemnified and held harmless by the Party giving the representations or warranties (“Indemnitor”) from and against all Third Party claims and related costs, attorneys’ fees and other expenses brought against or incurred by said harmed Party as a consequence of such breach. If any Party becomes aware that it is in breach of Section 5.1 (b) or (c) or Section 5.2 (b) or (c) that is not material to the licenses and other rights granted under this Agreement, the Party making the representation or warranty causing said technical breach shall promptly cure said breach. A Party that becomes aware of such a non-material breach by the other shall give notice in accordance with Section 8.2 and a reasonable opportunity to cure before initiating dispute resolution under Article VII of this Agreement. Any demand for indemnification under this Section 5.3 shall be subject to the provisions of Article VII (Future Dispute Resolution) of this Agreement. The Indemnitee shall only be entitled to such indemnification if: (i) the Indemnitee has, at its own expense, promptly given the Indemnitor written notice of such Third Party claim, such prompt notice not to exceed ninety (90) days after receipt of such a Third Party claim or the date on which the Indemnitee knew or should have reasonably known that such claim for indemnification under this section 5.3 existed; and (ii) the Indemnitor has been promptly granted the right to take control of the settlement and defense of such claims with counsel reasonably acceptable to the Indemnitee. The Indemnitee shall at all times reasonably cooperate in the settlement and defense of such Third Party claims and shall make available all records, materials and other relevant matter reasonably requested by the Indemnitor in connection with such claims. No Party shall have the right to settle any Third Party claims in a manner that

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materially diminishes the rights or interests of the other without that other Party’s prior written consent, which shall not be unreasonably withheld or delayed. The Indemnitor shall not be liable for any settlement made without its prior written consent.
     5.4 Assurance of Cooperation to Implement Agreement. SYNERGETICS and ALCON each agree to promptly execute and deliver at no additional cost to the other such additional releases, agreements, instruments or other documents as may be reasonably necessary to give effect to this Agreement and/or Exhibits.
VI. Term and Termination
     6.1 Term. If not earlier terminated pursuant to this Article 6, this Agreement shall remain in effect until the expiration of the last to expire of the Licensed SYNERGETICS Patents issued in the United States on or before the Effective Date, or such time as no Valid Claim of any Licensed SYNERGETICS Patent issued in the United States covers the making, using or selling of the Licensed Products, whichever first occurs.
     6.2 Termination. This Agreement and the rights and obligations specified herein may be terminated at any time upon the mutual written agreement of the Parties.
     6.3 Bankruptcy. Any licenses or rights granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11, US Code (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. Any filings made by either Party under the Bankruptcy Code shall constitute a Material Breach of this Agreement.

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     6.4 Survival. The provisions of Articles II, III, V, Section 6.3 of Article VI, Article VII, and Article VIII shall survive expiration or any termination of this Agreement.
VII. Future Dispute Resolution
     7.1. CEO Discussions. Before initiating any litigation against each other, the Parties shall endeavor to amicably resolve any dispute arising out of this Agreement or any other dispute pertaining to the respective businesses of the Parties. Before initiating any litigation, including without limitation litigation arising out of or related in any way to this Agreement, to the SYNERGETICS Patents or the ALCON Patents, to the SYNERGETICS Products or the ALCON Products, or otherwise arising out of the business activities of the Parties, the Parties agree that the Chief Executive Officer of the party that proposes to initiate litigation (the “Initiating Party”) shall contact the Chief Executive Officer of the other party to attempt to resolve any dispute informally without resort to litigation, contemporaneously with or before giving any written notice of the existence of a dispute. The Chief Executive Officers may resolve the dispute themselves, or may designate other representatives to discuss and attempt in good faith to resolve the dispute. Each party shall work diligently to address the concerns raised by the other, and in any event shall attempt to resolve the dispute within thirty (30) days of being notified in writing of the existence of a dispute, or such other length of time as the Parties may both agree upon in writing.
     7.2. Mediation. In the event that the Parties are not able to resolve their dispute pursuant to and within the time provided by paragraph 7.1, above, the Parties agree that before initiating any litigation against each other, the Parties shall submit any disputes to non-binding mediation in Houston, Texas with a mutually acceptable mediator; provided, however, that the Parties’ obligations

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to mediate shall not prejudice any Party’s right to seek injunctive relief from an appropriate court following the mediation. After the expiration of the time period provided in paragraph 7.1 above, the Parties shall have ten (10) business days to pick a mediator to hear the dispute. If the Parties are unable within ten (10) business days to agree upon a mediator, the Parties shall utilize a mediator selected by JAMS from among its panel of former jurists. The Parties agree not to initiate any action before any court with respect to such dispute until the earlier of the completion of the mediation or ninety (90) days after the party proposing to initiate litigation has given written notice of the dispute to the other party. In the event that mediation is unsuccessful, until the end of a period of sixty (60) days following completion of the mediation or one hundred fifty (150) days following written notice of the dispute, whichever is earlier, no party other than the Initiating Party may bring litigation to resolve the dispute. The Initiating Party’s choice of forum for such litigation shall be subject to the rights of the other party to challenge the forum for any reason contemplated by the applicable procedural rules and case law.
     7.3. The Parties agree that nothing in this Agreement shall be construed as precluding a party from seeking injunctive relief following completion of the mediation or otherwise altering the legal standard for the imposition of such relief under the appropriate legal standards. The Parties further agree that a Party’s participation in, or delays resulting from, the dispute resolution procedures described herein shall not be used either in support of or in opposition to any claim or defense, whether equitable or at law, in any subsequent litigation.
     7.4. Nothing in this Article VII precludes any party from complying with any regulatory or legal reporting requirement or otherwise making submissions to regulatory or administrative agencies required by law that might affect the other Party, or objecting to regulatory or administrative agency

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decisions (e.g. patent opposition proceedings) that might involve any other Party, provided that timely, advanced notice is provided to such other Party of such actions related to proceedings in which such other Party is involved. In addition, nothing in this Article VII shall prevent a Party from filing an action if such filing is reasonably believed to be required to avoid a statute of limitations bar; provided, however, that such filing shall not otherwise affect the obligation of the filing Party to comply with the provisions of this Article VII, and the filing Party shall, if possible and to the extent legally permitted, delay formal service of process on the other Party until completion of the associated dispute resolution process of this Article VII.
     7.5 For clarity, the disputes referred to in this Article VII do not include matters covered by Section 3.6
VIII. Miscellaneous Provisions
     8.1 Entire Agreement, Modification, Waiver. This Agreement and attached Exhibits and the Supply Agreement constitute and contain the entire agreement between the Parties and supersede any and all prior agreements, representations, negotiations, conversations, correspondence, understanding, and letters, whether oral or written, of any kind or nature, respecting the subject matter hereof. In entering into this Agreement, each Party acknowledges that it is not relying on any representation, of any kind or manner, from the other Party other than those specifically set forth in Article V (and for which the exclusive remedies are set forth in that Article). This Agreement may be amended or modified or one or more provisions hereof waived, only by a written instrument signed by the Parties. No failure or delay of either Party to require performance by the other Party of any provision of this Agreement shall in any way adversely affect such Party’s right to require full

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performance of the same or different provisions of this Agreement. No waiver by one Party of a breach of any provision of this Agreement shall constitute a waiver by such Party of any succeeding breach of the same or different provisions. The only licenses and rights granted under this Agreement are those specifically and explicitly set forth herein, and no implied licenses are granted hereunder.
     8.2 Notices. All notices required or permitted to be given hereunder shall be in writing and shall be deemed delivered (i) upon receipt if delivered by hand, (ii) the next business day after being sent by prepaid, nationally-recognized, overnight air courier, (iii) five (5) business days after being sent by registered or certified airmail, return receipt required, postage prepaid, and (iv) upon transmittal when transmitted by confirmed telecopy (provided that such notice is followed by notice pursuant to any of (i) — (iii) above). All notices shall be addressed as follows:
     If to SYNERGETICS:
Chief Executive Officer
Synergetics USA, Inc.
3845 Corporate Centre Drive
O’Fallon, MO 63368
with a Copy to:
General Counsel
Synergetics USA, Inc.
3845 Corporate Centre Drive
O’Fallon, MO 63368

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     If to ALCON:
Joanne Beck
General Manager
Alcon, Inc.
Bosch 69, P.O. Box 62
CH-6331 Hunenberg, Switzerland
Phone: 41 + 41 785 8858
Facsimile: 41 + 41 785 8889
with a copy to:
Elaine Whitbeck
Senior Vice President & General Counsel
Alcon Laboratories, Inc.
6201 South Freeway
Forth Worth, Texas 76134-2099
Phone: (817) 551-8693
Facsimile: (817) 568-7579
     8.3 Confidentiality. Neither this Agreement, nor any of its terms, shall be disclosed to any person or entity without the prior written consent of all Parties, except that this Agreement and its terms may be disclosed (i) to any insurer, reinsurer, attorney or auditor of the Parties after such person or entity is first advised that the disclosure is subject to the confidentiality provisions of this Agreement; (ii) to any of the Parties’ attorneys, accountants or tax preparers after such person is first advised that the disclosure is subject to the confidentiality provisions of this Agreement; and (iii) to any other person or entity if and to the extent required by any law, court order, rule, regulation, or other public disclosure requirement (including exchange requirements or the NASD’s requirements, as applicable), in the opinion of counsel for the disclosing Party. Notwithstanding the above, the Parties have agreed to the form of the SYNERGETICS press release attached hereto as Exhibit D, which may be released at any time after the execution of this Agreement. ALCON shall not issue a press release

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on the subject of this Agreement or the Supply Agreement without the prior written consent of SYNERGETICS, which consent shall not be unreasonably withheld. The Parties shall be entitled to use the information presented in said press releases to respond to specific, direct inquiries from shareholders, stock market analysts, customers or other Third Parties regarding this licensing transaction between SYNERGETICS and ALCON. Both Parties shall utilize reasonable efforts to ensure that the press releases and the information presented therein are not used for any other purposes, including without limitation, promotional activities conducted by the respective marketing personnel and/or sales forces of SYNERGETICS and ALCON.
     8.4 No Admissions By The Parties.
     a. This Agreement is the result of a compromised resolution of disputed claims between the Parties. The Parties agree that this Agreement shall not be construed as an admission or concession of liability, non-liability, responsibility or wrongdoing by any Party to this Agreement.
     b. The Parties further agree that this Agreement is not, and shall not be construed as, reflective or adoptive of any particular position, claim construction or scope, analysis or interpretation as to the facts or nature of any claim.
     c. All actions taken and statements made, whether orally or in writing, by the Parties, or by their respective representatives, relating to this Agreement or participation in this Agreement, including its development and implementation, shall not be used as evidence for any purpose in any other disputed matter.
     8.5 No Construction Against Any Party. The wording of this Agreement was reviewed and accepted by legal counsel for each Party before being signed by them, and no Party shall be

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entitled based on the identity of the drafter to have any wording of this Agreement construed against any other Party in the event of any dispute arising between them.
     8.6 No Assignment of Agreement. No Party hereto shall assign this Agreement without first obtaining the written consent of the other Party hereto; provided, however, that consent shall not be required for any assignment of this Agreement by a Party to a current or future Affiliate, nor shall consent be required for assignment by a Party hereto as a consequence of merger, change of control, sale or transfer of all or substantially all of the assets of its vitreoretinal surgical business, consolidation, or by operation of law. Notwithstanding the foregoing, any provisions of this Agreement that are not yet fully performed at the time of the assignment shall extend to and be binding upon the Parties hereto and their successors and assigns. Any attempted assignment of this Agreement without such consent, except as provided herein, shall be void.
     8.7 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the United States and the laws of the State of Delaware without regard to principles of conflicts of law. This provision is a choice of law provision only and not a choice of forum provision. The Parties shall not assert in any future litigation that their choice of law makes any forum more or less appropriate than any other forum.
     8.8 Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed an original, and a copy or facsimile of the fully-executed Agreement shall be as valid as the original. This Agreement shall be amended only in writing by duly authorized officers of the Parties, which amendment may also be signed in counterparts. No amendment is required to give notice of a

CONFIDENTIAL SETTLEMENT AND LICENSE AGREEMENT ALCON AND SYNERGETICS	Page 21 of 24

change of address, contact information, or other modifications to the notification provisions of Section 8.2; however, any such notice shall be given in accordance with the provisions of Section 8.2.
     8.9 No Third-Party Beneficiaries. Nothing in this Agreement shall confer any rights or remedies upon any individual person or Third Party. Nevertheless, this Agreement is binding upon the Parties and their Affiliates.
     8.10 Headings. The headings and captions are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
     8.11 Non-Agency. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee, or joint venture relationship between the Parties. No Party shall incur any debts or make any commitments for the other. There is no fiduciary duty or special relationship of any kind between the Parties to this Agreement. Each Party expressly disclaims any reliance on any act, word, or deed of any other Party in entering into this Agreement.
     8.12 Severability. If any provision or portion of a provision of this Agreement is held by a court of competent jurisdiction to be invalid under any applicable statute or rule of law, such court is authorized to modify such provision to the minimum extent necessary to make it valid, and the remaining provisions or portions of provisions of this Agreement shall in no way be affected or impaired thereby.
     8.13 Costs. Each Party shall bear its own costs, expenses and attorneys’ fees in connection with the Litigation, the preparation of this Agreement, and performance hereunder. However, in addition to other rights and remedies provided in this Agreement, in the event of litigation between the Parties concerning the scope, enforcement or breach of this Agreement, if one Party prevails in such

CONFIDENTIAL SETTLEMENT AND LICENSE AGREEMENT ALCON AND SYNERGETICS	Page 22 of 24

litigation by obtaining a Rule 12(b)(6) dismissal, summary judgment, or judgment as a matter of law of all or substantially all claims pleaded, then the prevailing Party shall be entitled to recover, and the other Party shall pay, all costs and expenses (including without limitation reasonable attorneys’ fees) incurred by the prevailing Party in such litigation.
SIGNATURE PAGE FOLLOWS

CONFIDENTIAL SETTLEMENT AND LICENSE AGREEMENT ALCON AND SYNERGETICS	Page 23 of 24

     IN WITNESS WHEREOF, the Parties have caused their duly authorized officers to execute this Agreement as of the dates below.

SYNERGETICS USA INC.
By:	/s/ Robert H. Dick
	Name:	Robert H. Dick
	Title:	Chairman of the Board
	Dated:	this __ day of April, 2010

ALCON, INC.
By:	/s/ Joanne Beck
	Name:	Joanne Beck
	Title:	General Manager
	Dated:	this 22 day of April, 2010

By:	/s/ Stefan Basler
	Name:	Stefan Basler
	Title:	Attorney-in-Fact
	Dated:	this 22 day of April, 2010

ALCON LABORATORIES, INC.
By:	/s/ Stewart Raetzman
	Name:	Stewart Raetzman
	Title:	Area President US, and V.P. Global Marketing
	Dated:	this 23 day of April, 2010

ALCON RESEARCH, LTD.
By:	/s/ Elaine E. Whitbeck .
	Name:	Elaine E. Whitbeck
	Title:	Senior VP, Chief Legal Officer, General Counsel and Corporate Secretary
	Dated:	this 22 day of April, 2010

CONFIDENTIAL SETTLEMENT AND LICENSE AGREEMENT ALCON AND SYNERGETICS	Page 24 of 24

Exhibit A
     Stipulated Dismissal (New York Litigation)
UNITED STATES DISTRICT COURT
FOR THE SOUTHERN DISTRICT OF NEW YORK

:
:
SYNERGETICS USA, INC.,	:
	:	Case No. 08-CV-3669 (DLC)
Plaintiff,	:
:
v.	:	STIPULATION OF VOLUNTARY
	:	DISMISSAL WITH PREJUDICE
ALCON LABORATORIES, INC. and	:	PURSUANT TO FED. R. CIV. P. 41
ALCON, INC.	:
:
Defendants.	:
:
     Pursuant to Fed. R. Civ. P. 41(a)(1)(A)(ii), it is hereby stipulated by and between the undersigned counsel for the parties that all claims in the above-captioned action shall be dismissed with prejudice, with all parties to bear their own costs and attorneys’ fees.
STIPULATED AND AGREED

HANLY CONROY BIERSTEIN SHERIDAN FISHER & HAYES LLP	MORGAN, LEWIS & BOCKIUS LLP

Attorneys for Plaintiff	Attorneys for Defendants

BY:	BY:

Paul J. Hanly, Jr., Esquire	J. Gordon Cooney, Jr., Esquire

SIMMONS COOPER LLC

BY:

Derek Y. Brandt, Esquire

CERTIFICATE OF SERVICE
     I hereby certify that on this the __ day of April, 2010, the foregoing Stipulation of Dismissal with Prejudice was served electronically upon:
Paul J. Hanly, Jr., Esquire
Andrea Bierstein, Esquire
HANLY CONROY BIERSTEIN SHERIDAN
FISHER & HAYES LLP
112 Madison Ave., 7th Floor
New York, New York 10016
Tel:   212.784.6401
Fax:   212.213.5949
phanly@hanlyconroy.com
abierstein@hanlyconroy.com
Derek Y. Brandt, Esquire
Emily J. Kirk, Esquire
SIMMONS COOPER LLC
707 Berkshire Boulevard
East Alton, Illinois 62024
Tel:   618.259.2222
Fax:   618.259.2251
dbrandt@simmonscooper.com
ekirk@simmonscooper.com
Counsel for Plaintiff

/s/ Heather Fuentes
Heather Fuentes

Exhibit B
     Stipulated Dismissal (Fort Worth Litigation)
IN THE UNITED STATES DISTRICT COURT
FOR THE NORTHERN DISTRICT OF TEXAS
FORT WORTH DIVISION

ALCON RESEARCH, LTD.	)
)
Plaintiff, and	)
Counterclaim-Defendant	)
)
ALCON LABORATORIES, INC., and	)
ALCON, INC.,	)	CIVIL ACTION
	)	No. 4:08-cv-00609-Y
Plaintiffs,	)
v.	)
)
SYNERGETICS USA, INC., and	)	JURY TRIAL DEMANDED
SYNERGETICS, INC.,	)
)
Defendants and	)
Counterclaim-Plaintiffs.	)
STIPULATION OF VOLUNTARY DISMISSAL WITH PREJUDICE
     Pursuant to Fed. R. Civ. P. 41(a)(1)(A)(ii), it is hereby stipulated by and between the undersigned counsel for the parties that all claims in the above-captioned action shall be dismissed with prejudice, with all parties to bear their own costs and attorneys’ fees.

STIPULATED AND AGREED TO:

Dated:

Alcon

By Counsel:

Hunton & Williams LLP

Stephen S. Maris
State Bar No. 12986400
Hunton & Williams LLP
1445 Ross Avenue, Suite 3700
Dallas, Texas 75202-2799
(T) (204) 979-3000
(F) (214) 880-0011
smaris@hunton.com

Brian M. Buroker (pro hac vice)
Hunton & Williams LLP
1900 K Street, N.W., Suite 1200
Washington, D.C. 20006
(T) (202) 955-1500
(F) (202) 778-2201
bburoker@hunton.com

ATTORNEYS FOR ALCON RESEARCH,
LTD., ALCON LABORATORIES, INC.,
AND ALCON, INC.

Dated:

Synergetics

By Counsel:

John Booth
Peter V. Schroeder
David L. Joers
BOOTH ALBANESI SCHROEDER LLC
1601 Elm Street
Suite 1950
Dallas, TX 75201-4744
(T) (214) 220-0444
(F) (214) 220-0445
Email: jbooth@ipoftexas.com
pschroeder@ipoftexas.com
djoers@ipoftexas.com

Nicolas B. Clifford, Jr. (pro hac vice)
Michael H. Longmeyer (pro hac vice)
ARMSTRONG TEASDALE LLP
One Metropolitan Square, Suite 2600
(T) (314) 621-5070
(F) (314) 621-5065
E-mail: nclifford@armstrongteasdale.com
mlongmeyer@armstrongteasdale.com

ATTORNEYS FOR SYNERGETICS USA,
INC. AND SYNERGETICS, INC.

Exhibit C
Supply Agreement
[Filed as Exhibit 10.2 to the Form 10-Q for the period ended April 30, 2010]

Exhibit D
SYNERGETICS Press Release
Synergetics USA Enters Into A Settlement And License Agreement With Alcon
O’FALLON, MO, April     , 2010 — Synergetics USA, Inc., (NASDAQ: SURG) announced today the signing of a pair of agreements with Alcon Laboratories, Inc. granting Alcon a license to sell certain patented products manufactured by Synergetics for worldwide distribution on a co-exclusive basis throughout the extensive Alcon network and covering the terms of supply of such products to Alcon by Synergetics. The agreements also settle all litigation between Synergetics and Alcon.
As provided by the Settlement & License Agreement and Supply Agreement, Alcon will pay Synergetics approximately $32 million for the right to sell certain Synergetics’ patented products worldwide and to settle all pending litigation between the companies. These Agreements also provide for the resolution of any future disputes through a well-defined mediation process.
“We are pleased to be able to to enter into a long term business relationship with Alcon, and settle all litigation between the companies,” commented Robert Dick, Chairman of the Synergetics’ Board. Bob went on to say; “Synergetics welcomes the opportunity to work with Alcon to provide ophthalmic surgeons throughout the world with select instruments to enhance their armamentarium in the treatment of vitreo-retinal diseases.”
About Synergetics USA, Inc.
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